Exhibit 5.1

February 28, 2022

AdTheorent Holding Company, Inc.

330 Hudson Street, 13th Floor

New York, New York 10013

Re:	AdTheorent Holding Company, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to AdTheorent Holding Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect the registration under the Securities Act of 1933, as amended (the “Act”), of 16,450,088 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, consisting of (a) 10,131,638 Shares issuable pursuant to the AdTheorent Holding Company, Inc. Long-Term Incentive Plan (the “2021 Plan”); (b) 2,026,328 Shares issuable pursuant to the AdTheorent Holding Company, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”); and (c) 4,292,122 Shares issuable pursuant to the AdTheorent Holding Company, LLC 2017 Interest Option Plan (the “2017 Plan” and together with the 2021 Plan and the 2021 ESPP, the “Plans”).

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)

the Second Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of December 22, 2021, and certified by an officer of the Company as of the date hereof;

(iii)	the Amended and Restated Bylaws of the Company, certified by an officer of the Company as of the date hereof;

(iv)

resolutions of the Board of Directors of MCAP Acquisition Corporation, a Delaware corporation (“MCAP”), the Company’s legal predecessor, adopted on December 21, 2021, approving the 2021 Plan and the 2021 ESPP;

(v)

resolutions of the Board of Directors of MCAP and the resolutions of MCAP, as the sole member of each of GRNT Merger Sub 1 LLC, a Delaware limited liability company (“GRNT Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“GRNT Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“GRNT Merger Sub 3”), and GRNT Merger Sub 4 LLC, a Delaware limited liability company (“GRNT Merger Sub 4”), each dated July 26, 2021, approving the form, terms and provisions of the Business Combination Agreement, by and among MCAP, GRNT Merger Sub 1, GRNT Merger Sub 2, GRNT Merger Sub 3, GRNT Merger Sub 4, H.I.G. Growth – AdTheorent Intermediate, LLC, a Delaware limited liability company, H.I.G. Growth – AdTheorent, LLC, a Delaware limited liability company, and AdTheorent Holding Company, LLC, a Delaware limited liability company;

AdTheorent Holding Company, Inc.

February 28, 2022

(vi)

the current report on Form 8-K filed by MCAP with the Commission on December 21, 2021 disclosing the final voting results of MCAP’s special meeting of stockholders held on December 21, 2021, evidencing the approval by the stockholders of the 2021 Plan, the 2021 ESPP, and the assumption of the 2017 Plan;

(vii)	the Plans; and

(viii)

a certificate, dated as of February 28, 2022, from the Secretary of State of the State of Delaware, certifying as to the existence and good standing of the Company under the laws of the State of Delaware (the “Good Standing Certificate”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been nor will there be any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the terms of the Plans and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other assumptions, limitations, qualifications and exceptions stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

AdTheorent Holding Company, Inc.

February 28, 2022

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the Plans and the applicable award agreements thereunder. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP